EXHIBIT INDEX

(h)(11) Amended and Restated Fee Waiver Agreement, dated May 13, 2004, between American Express Financial Corporation, American Express Client Service Corporation and AXP Mid Cap Value Fund, a series of AXP Investment Series, Inc.

(h)(12) Amended and Restated Fee Waiver Agreement, dated Oct. 1, 2004, between American Express Financial Corporation, American Express Client Service Corporation and AXP Mid Cap Value Fund, a series of AXP Investment Series, Inc.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.

(q)(1) Directors/Trustees Power of Attorney to sign Amendments to this Registration Statement, dated July 7, 2004.

(q)(3) Trustees' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 7, 2004.